Exhibit 99.1

October 14, 2015

Liberty Interactive Corporation Announces Investor Meeting Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Interactive Corporation (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) will webcast its annual Investor Meeting on Thursday, November 12, 2015 with presentations beginning at 9:00 a.m. E.S.T. During these presentations, observations may be made regarding the company's financial performance, outlook and recent developments.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Interactive Corporation website at http://www.libertyinteractive.com/events to register for the webcast. An archive of the webcast will also be available on this website for one year.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive's subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, Interval Leisure Group and FTD, its subsidiaries Bodybuilding.com, CommerceHub, LMC Right Start and Evite, and minority interests in Time Warner, Time Warner Cable and Lending Tree.

Liberty Interactive Corporation
Courtnee Ulrich, 720-875-5420

Source: Liberty Interactive Corporation